EXHIBIT 10.1
SALES MANAGEMENT SERVICES AGREEMENT

THIS SALES MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of the 6th day of December, 2011, is made and entered into by and between I.E.T., Inc., a Nevada corporation (“IET”), and TrueLogix, LLC, a Utah limited liability company (“TrueLogix”).  IET and TrueLogix are each a “Party” hereunder, and are, collectively, the “Parties.”

Recitals:

A.           IET is in the business of manufacturing and selling EcaFlo® Anolyte and EcaFlo® Catholyte solutions, in various forms of concentration, and intends to develop or acquire additional products in the areas of dispensing and applying EcaFlo® Anolyte and EcaFlo® Catholyte solutions  (the “Products”).

B.           TrueLogix is engaged in the business of, among other things, providing certain sales management services to entities such as IET.

C.           IET desires to engage TrueLogix to perform certain duties associated with the sale of the Products, as described more fully below.

D.           TrueLogix is willing to provide the services and assume the obligations described below pursuant to the terms and conditions of this Agreement.

  Agreement:

NOW, THEREFORE, in consideration of the promises undertaken by each Party, as set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IET and TrueLogix hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 Definitions.  The following capitalized terms, wherever used in this Agreement, shall have the following meanings (unless the context requires otherwise):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited, to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  For purposes of this definition, “controlling” (including with its correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person shall mean the possession, directly or indirectly, of the power (a) to vote or direct the vote of ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such company or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of securities, by contract of otherwise.

*NOTE:  Certain portions of this exhibit have been omitted based upon a request for confidential treatment.  The non-public information has been filed separately with the Securities and Exchange Commission.

“Applicable Law,” with respect to either Party, means: (i) all applicable federal, state and local laws, statutes, regulations and regulatory guidelines; (ii) relevant judicial, regulatory and administrative interpretations; and (iii) determinations of any relevant Governmental Authority that relate to or are binding upon that Party.

“Business Day” means any day that is not a Saturday, Sunday, holiday or other day on which commercial banking institutions in New York are authorized or obligated by law or executive order to be closed.

“Commissionable Sales,” for any relevant period of time, means: (i) the aggregate Net Sales received by IET during such period for Products sold; minus (ii) the aggregate amounts paid by IET during such period for Products returned (or deemed returned) for any reason.

“Common Stock” has the meaning set forth in Section 3.2b.

“Confidential Information” has the meaning set forth in Section 5.6.

“Defaulting Party” has the meaning set forth in Section 6.2.

“Governmental Authority” means any federal, state, local, domestic or foreign governmental or regulatory authority, agency, court, tribunal, commission or other regulatory entity, the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IET Content” has the meaning set forth in Section 2.4.

“IET Sales Representative” has the meaning set forth in Section 2.1c.

“IET Sales Representative Agreement” has the meaning set forth in Section 2.1c.

“Indemnification Event” has the meaning set forth in Section 7.4a.

“Indemnified IET Parties” has the meaning set forth in Section 7.2.

“Indemnified TrueLogix Parties” has the meaning set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.4a.

“Indemnitee” has the meaning set forth in Section 7.4a.

“Integrated” has the meaning set forth in Section 3.2b.

“Initial Term” has the meaning set forth in Section 6.1.

“Legal Fees” means all reasonable charges and fees payable by IET or TrueLogix, as the case may be, to its legal counsel.

“Losses” means any and all losses, liabilities, damages, costs and expenses, including, without limitation, any Legal Fees (including, without limitation, those incurred by an entity to enforce its rights hereunder against a Party), disbursements and court costs, in each case reasonably incurred by IET, TrueLogix or any other Indemnified IET Party or Indemnified TrueLogix Party, as applicable.

“Monthly Service Fee” has the meaning set forth in Section 3.1b.

“Net Sales,” for any Product (or Product unit) shall mean the actual amount paid to and received by IET for the sale of such Product (or Product unit).  In no event shall “Net Sales” include, by way of example and without limitation: (i) any sales, VAT or other tax paid by the purchaser of the Product to IET in connection with such sale; or (ii) any transportation cost or expense associated with the sale of the Product that is paid by the purchaser.  For the sake of clarity, if any discount or allowance is applied to any sale of a Product (or Product unit), the “Net Sales” is the Product’s selling price after the application of such discount or allowance.

 “Non-Defaulting Party” has the meaning set forth in Section 6.2.

“Payment Period” means the period commencing with the first day of the first calendar month, and ending on the last day of the last calendar month, with respect to which which IET is obligated to pay any amount to any IET Sales Representative pursuant to the terms of any IET Sales Representative Agreement.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

“Prospective Sales Representative” has the meaning set forth in Section 2.1a.

“Quarterly Review and Planning Meeting” has the meaning set forth in Section 2.2.

“Quarterly Sales Forecast” has the meaning set forth in Section 2.2e.

“Renewal Term” has the meaning set forth in Section 6.1.

“Term” has the meaning set forth in Section 6.1.

“Territory” means the United States of America.

“Trademark” means any trademark, trade name, service mark, logo, slogan, label, title or insignia set forth on the attached Schedule 1, as the same may be amended from time to time by IET, in its sole discretion, by providing notice to TrueLogix.

1.2 Interpretation.  Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.  As used in this Agreement, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof.  Article and section headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  Exhibits attached hereto, as the same may be added, amended or replaced from time to time, shall be deemed to be incorporated into this Agreement by the respective references thereto.  This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the Parties.

ARTICLE 2  – SERVICES PROVIDED BY TRUELOGIX

2.1       Identification, Management and Support of Sales Representatives.

a. TrueLogix shall identify individuals and entities that it believes, in its reasonable business judgment, will be interested in marketing and soliciting sales of the Products in the Territory, and are qualified to market and solicit sales of the Products in the Territory.  Upon providing IET a written summary of each such individual’s or entity’s name, address and summary of qualifications, such individual or entity shall be deemed to be a “Prospective Sales Representative”.

b. TrueLogix shall use its commercially reasonable efforts to gather and provide to IET such information as IET may reasonably request in connection with each identified Prospective Sales Representative.

c. If IET, in its sole discretion, elects to engage any Prospective Sales Representative identified by TrueLogix, IET and TrueLogix shall agree upon a form of agreement to present to such Prospective Sales Representative that sets forth the terms and conditions of such appointment (each, an “IET Sales Representative Agreement”).  IET and TrueLogix agree to execute each IET Sales Representative Agreement executed by a Prospective Sales Representative in the form presented to such Prospective Sales Representative by IET and TrueLogix.  Each person or entity with which TrueLogix and IET execute an IET Sales Representative Agreement is referred to herein as an “IET Sales Representative”.

d. TrueLogix shall manage and serve as the principal point of contact for all IET Sales Representatives in connection with the sales and marketing of the Products in the Territory.   TrueLogix shall undertake and perform the following duties in a timely and commercially reasonable manner during the term of this Agreement:

i. act as the primary manager of the activities of, supervise the actions of, and maintain timely communications with, the IET Sales Representatives;

ii. train, support, cooperate with, coordinate sales activities and support for, the IET Sales Representatives;

iii. answer, respond to and address questions, requests and issues that arise out of the activities of IET Sales Representatives under their IET Sales Representative Agreements;

iv. act as a customer contact point for customers of IET the business of which is generated by the IET Sales Representatives;

v. gather customer, competitive and commercial data from the marketplace and from the IET Sales Representatives and communicate it to IET;

vi. attend any and all regional and national sales meetings scheduled by IET for IET Sales Representatives, and participate in a vigorous and meaningful way to promote the solicitation of sales by IET Sales Representatives;

vii. assist IET in determining the appropriate sales pricing structures, the collateral sales materials and other supporting documentation, in all media formats;

viii. gather appropriate sales and prospective sales data to make sales forecasting estimates;

ix. provide input to IET regarding the termination or extension of relevant IET Sales Representative Agreements, and follow the instructions of IET regarding the termination of any such agreement;

x. make known to IET any business opportunities within or outside of the Territory relating to the Products, or their application or their use as part of services or commercial products provided or manufactured by others, and refer such business opportunities to IET for its consideration as a right of first development, use or ownership;

xi. prepare any commercially reasonable sales reports requested by IET and submit same to IET in a timely manner;

xii. assist management of IET in any presentations to the board of directors of IET or to investors regarding the sales, sales efforts or sales methods of IET or TrueLogix; provided, however, that any travel requested by IET, or any other out-of-pocket expense incurred by TrueLogix in connection with any such presentations or assistance provided by TrueLogix shall be at IET’s cost and expense so long as TrueLogix receives authorization from IET prior to incurring any such cost and expense;

xiii. conduct its business, management and sales efforts in compliance with the policies, procedures and methods prescribed by IET from time to time as the same affect the quality or products or services offered by IET or its Trademark(s); provided, however, that IET shall have no management control over the daily business of TrueLogix; and

xiv. perform any other activities requested by IET that are reasonably associated with the duties of managing the IET Sales Representatives or in fulfilling any other obligations under this Agreement.

e. IET shall cooperate with TrueLogix, and shall provide such assistance as TrueLogix reasonably may request, in its efforts to fulfill its obligations under this Section 2.1.

2.2       Review and Planning Meetings.  Unless otherwise agreed to by the Parties, authorized representatives of the Parties shall meet, at a mutually agreed-upon location and time, each calendar quarter (each such meeting, a “Quarterly Review and Planning Meeting”) to, among other things:

a. Review sales and production activities since the immediately preceding Quarterly Review and Planning Meeting, including, by way of example, the activities and performance of each IET Sales Representative;

b. Discuss any relevant comments, complaints and feedback regarding the Products received from IET Sales Representatives and entities from which IET Sales Representatives are soliciting sales of the Products, and options for addressing and resolving (to the extent relevant) such comments, complaints and feedback;

c. Review Product pricing, by relevant territory, and discuss possible changes to the price(s) at which Products are sold in each such territory;

d. Discuss activities TrueLogix proposes to engage in to: (i) identify additional Prospective Sales Representatives; and (ii) work with IET Sales Representatives to increase Product sales;

e. Discuss and establish a sales and production forecast for the forthcoming calendar quarter (each, a “Quarterly Sales Forecast”);

f. Discuss a sales and production estimate for the second following calendar quarter;

g. Discuss projected packaging needs and pricing, based on identified and anticipated sales opportunities; and

h. Discuss such other subjects as are commercially appropriate as identified by either Party.

2.3       Exclusivity.  During the Term of this Agreement, and for a period of one (1) year following termination of this Agreement for any reason other than by TrueLogix pursuant to the terms of Section 6.2, TrueLogix, its Affiliates, owners, officers, directors or employees shall not provide sales management services similar to those provided to IET pursuant to the terms hereof for, and shall not sell or solicit sales of, hypochlorous acid-based antimicrobial, disinfectant and/or cleansers.  Nothing in this Agreement shall prevent IET from hiring or engaging additional sales management resources for the sale of the Products in the Territory.

2.4       Marketing Materials.  TrueLogix shall submit to IET, for IET’s approval (which IET may grant or deny in its sole discretion) and prior to any use thereof, any advertising or promotional materials TrueLogix desires to use in connection with performing its obligations under this Agreement and any other proposed publication or use of any Trademark.  IET may provide to TrueLogix, without limitation, Product advertising and promotional materials, as well as specifications, images, and other textual, graphical and/or multimedia content regarding the Products for use in preparing advertising and promotional material (“IET Content”).  Subject to any limitations that IET places on the use of IET Content by notification to TrueLogix, IET hereby grants TrueLogix a limited, revocable license to use, exhibit and display, reproduce and publish (but not to modify, alter or amend) such IET Content for the purpose of performing its obligations under this Agreement.

2.5 Compliance with Applicable Laws.  TrueLogix, at its own cost and expense, shall comply with all Applicable Laws in the exercise of its rights and performance of its obligations under this Agreement.

2.6       Payment of Costs.  Except to the extent otherwise agreed by IET, TrueLogix shall pay all operating costs and expenses incurred in connection with the performance of its obligations herein, including but not limited to, the payment of amounts: (a) owed to or on behalf of any of its employees, representatives and agents; (b) owed to any landlord or lessor of any space leased by TrueLogix in connection with the operation of its business; (c) travel expenses; and/or (d) owed to any Governmental Authority (including, without limitation, any and all income, sales, excise and use taxes) in connection with the operation of its business.

ARTICLE 3 – PAYMENTS TO TRUELOGIX

3.1       Monthly Reports.  By no later than the tenth (10th) Business Day of each calendar month during the Payment Period, and the calendar month in which the Payment Period terminates,  IET shall prepare and deliver to TrueLogix a report (each, a “Monthly Report”) that:

a. Summarizes, for each Sales Category set forth on the attached Exhibit A (as the same may be amended from time to time by the Parties), Product sales completed during the immediately preceding calendar month, by customer, that result in a fee payment being due to: (i) TrueLogix; and (ii) any IET Sales Representative pursuant to the terms of any IET Sales Representative Agreement;

b. Calculates, pursuant to the terms of Exhibit A, the amount of fee due and owed to TrueLogix for each such Sales Category, the total of all such amounts being referred to herein as the “Monthly Service Fee”; and

c. Calculates, pursuant to the terms of each relevant IET Sales Representative Agreement, the amount of fee due and owed to each IET Sales Representative.

3.2       Payment to TrueLogix.

a. Within five (5) days of its delivery of each Monthly Report, IET shall pay to TrueLogix the Monthly Service Fee set forth on such Monthly Report.

b. In addition to the payment of the Monthly Service Fee, IET’s parent, Integrated Environmental Technologies, Ltd. (“Integrated”) shall issue to TrueLogix warrants to purchase shares of its common stock, $.001 par value (“Common Stock”), in the amounts and in accordance with the terms set forth on the attached Exhibit B.

ARTICLE 4– REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of TrueLogix.  TrueLogix represents and warrants to IET that:

a. TrueLogix is a limited liability company, duly organized, validly existing and in good standing under the laws of Utah.

b. TrueLogix has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement.  This Agreement and the consummation by TrueLogix of the transactions contemplated hereby have been duly and validly authorized by all necessary action of TrueLogix.  This Agreement has been duly executed and delivered by TrueLogix and constitutes the valid and binding obligations of TrueLogix, enforceable in accordance with its terms (except as such enforcement may be limited by Applicable Law, including, without limitation, bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general principles of law and equity).

c. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by TrueLogix will: (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of any contract, instrument or commitment to which TrueLogix is a party or by which TrueLogix is bound; (ii) violate the organizational documents of TrueLogix; (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which TrueLogix is a party or by which TrueLogix is bound; or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which TrueLogix is a party or by which it is bound, other than approvals that have been obtained or will be obtained prior to or on the date of this Agreement.  TrueLogix is not subject to any agreement with any Governmental Authority that would prevent the consummation by TrueLogix of the transactions contemplated by this Agreement.

d. There is no claim, or any litigation, proceeding, arbitration, investigation or material controversy pending, against or affecting TrueLogix that will have a material adverse effect on the ability of TrueLogix to consummate the transactions contemplated hereby.  To the best of TrueLogix’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or material controversy has been threatened or is contemplated.

4.2 Representations and Warranties of IET.  IET represents and warrants to TrueLogix that:

a. IET is a corporation, duly organized and validly existing under the laws of Nevada.

b. IET has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement.  This Agreement and the consummation by IET of the transactions contemplated hereby have been duly and validly authorized by all necessary action of IET.  This Agreement has been duly executed and delivered by IET and constitutes the valid and binding obligations of IET, enforceable in accordance with its terms (except as such enforcement may be limited by Applicable Law, including, without limitation, bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general principles of law and equity).

c. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by IET will: (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of any contract, instrument or commitment to which IET is a party or by which IET is bound; (ii) violate the organizational documents of IET; (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which IET is a party or by which IET is bound or of any governmental agency; or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which IET is a party or by which it is bound, other than approvals that have been obtained or will be obtained prior to or on the date of this Agreement.  IET is not subject to any agreement with any Governmental Authority that would prevent the consummation by IET of the transactions contemplated by this Agreement.

d. There is no claim, or any litigation, proceeding, arbitration, investigation or material controversy pending, against or affecting IET that will have a material adverse effect on the ability of IET to consummate the transactions contemplated hereby.  To the best of IET’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or material controversy has been threatened or is contemplated.

ARTICLE 5–TRADEMARKS; CONFIDENTIALITY

5.1       Use of Trademarks.  Subject to the terms and conditions set forth herein, IET hereby licenses to TrueLogix the non-exclusive right to use the Trademarks in connection with the performance of its obligations under this Agreement, solely in accordance with the terms of this Agreement and in a manner consistent with the IET Trademark Style Guide, as delivered by IET to TrueLogix from time to time.  Except to the extent otherwise approved by IET, TrueLogix shall refrain from using any name, trademark, trade name, logo, slogan, label, title or insignia now or hereafter owned, adopted or used (even descriptively) by IET in connection with the Products or IET’s business relating to the Products, or any name, trademark, trade name, design, logo, slogan, label, title or insignia visually or phonetically similar thereto:

a. On, or directly or indirectly in connection with, any place of business;

b. In, or directly or indirectly as a part of, the trade, corporate or firm name of TrueLogix or any person related to TrueLogix; or

c. Upon, or in connection with, any product marketed and/or sold by TrueLogix other than the Products sold by TrueLogix pursuant to this Agreement.

5.2       Compliance with Laws.  TrueLogix shall use the Trademarks in strict compliance with all Applicable Laws.  Upon the request of IET, TrueLogix shall execute such documents as may be necessary to perfect and/or preserve IET’s rights in and to the Trademarks.

5.3       IET’s Ownership.  TrueLogix specifically acknowledges IET’s ownership of all of the Trademarks and recognizes and affirms that: (i) TrueLogix’s rights under, and activities pursuant to, this Agreement shall not create in TrueLogix any right, title or interest in any Trademark; and (ii) all use of the Trademarks by TrueLogix, and any goodwill arising from such use, shall inure solely to the benefit of IET.

5.4       Validity of Trademarks.  TrueLogix shall not at any time, either directly or indirectly, put to issue the scope, validity or ownership of any Trademark and shall not do any act, either directly or indirectly, that in any way may impair said scope, validity or ownership.  Nothing herein shall give TrueLogix any interest in any Trademark, nor shall TrueLogix ever claim that its use of any Trademark has created any rights, title or interest in TrueLogix.

5.5       Defense of Trademarks.  TrueLogix acknowledges and agrees that IET has reserved the right to prosecute and defend, at its own expense, all suits involving any of the Trademarks and to take any action or proceeding that it deems desirable for the protection thereof.  TrueLogix shall notify IET promptly of any infringement of any Trademark, or of any pending or threatened litigation involving any Trademark, of which it becomes aware.  TrueLogix shall have no right to prosecute or defend any action or suit involving any Trademark without the prior written consent of IET.

5.6       Confidentiality.  TrueLogix and its Affiliates, officers, directors, employees or agents shall hold in confidence, shall use only for the proper performance of its obligations under this Agreement, and shall not disclose to any third party any of the terms of this Agreement and any information, whether in written or oral form, that is identified as confidential by IET, or that would be apparent to a reasonable person, familiar with IET and the industry, that such information is confidential (“Confidential Information”).  TrueLogix shall disclose Confidential Information only to persons within its organization who have a need to know it as part of their duties, and who are bound by a written agreement to protect its confidentiality.  TrueLogix shall adopt and maintain programs and procedures reasonably calculated to preserve the confidentiality of Confidential Information and shall be responsible to IET for any disclosure or misuse of such Confidential Information that results from TrueLogix’s failure to comply with this Section 5.6.  TrueLogix will promptly report to IET any actual or suspected disclosure of Confidential Information of which it becomes aware and will take all reasonable steps requested by IET to prevent, control or remedy any such disclosure.  These obligations do not apply to, and the term “Confidential Information” shall not include, any information that:

a. Is shown by documentary evidence to have been known by TrueLogix prior to disclosure by IET;

b. Is or becomes publicly known through no wrongful act of TrueLogix;

c. Is received from a third party who rightfully discloses it without restriction on its subsequent disclosure and without breach of this Agreement;

d. Is shown by documentary evidence to have been independently developed; or

e. Is disclosed pursuant to the lawful and final order of a governmental agency or court of competent jurisdiction (provided that TrueLogix takes all reasonable steps to avoid or minimize said disclosure, and IET has been provided reasonable advance notice and opportunity to defend against said disclosure). Upon termination or expiration of this Agreement, or at the request of IET at any time, TrueLogix shall within fifteen (15) days return all documents and other tangible media in the possession of TrueLogix that contain or constitute Confidential Information.  TrueLogix’s foregoing obligations under this Section 5.6 shall survive the termination of this Agreement.

5.7       Injunctive Relief.  Acknowledging that the damages sustained by IET or IET as a consequence of any breach by TrueLogix of any of its obligations under this ARTICLE 5 may be difficult or impossible to measure in monetary terms, TrueLogix hereby agrees that IET shall be entitled to have the continuation of any such breach permanently enjoined in any court of competent jurisdiction, notwithstanding the terms of Section 8.12.

ARTICLE 6– TERM AND TERMINATION

6.1       Term.  This Agreement shall become effective as of the date first set forth above and, unless terminated as provided in Section 6.2, Section 6.3 or Section 6.4, shall remain in effect for a period of three (3) years thereafter (the “Initial Term”) and thereupon shall renew automatically for additional terms of one (1) year each (each, a “Renewal Term” and collectively with the Initial Term, the “Term”); provided, however, that either Party may terminate this Agreement by delivering written notice to the other Party of such termination no later than ninety (90) days prior to the end of the then-current Initial Term or Renewal Term, as the case may be.

6.2       Default.  In the event that either Party (the “Defaulting Party”): (a) materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement and such default is not substantially cured within thirty (30) days after written notice is given by the Party (the “Non-Defaulting Party”) asserting the default; (b) defaults in the payment of any amount due to the other Party under this Agreement and does not cure such default within thirty (30) days after written notice is given by the Non-Defaulting Party (provided, that upon a default under paragraph (a) and/or (b) of this Section 6.2, the cure period for any subsequent defaults by the same Defaulting Party shall be reduced (but not below zero days) by ten (10) days for each subsequent default); (c) assigns or attempts to assign this Agreement other than in compliance with the terms of Section 8.2; or (d) submits to the Non-Defaulting Party an intentionally falsified or fraudulent report or statement, then the Non-Defaulting Party may terminate this Agreement immediately upon written notice to the Defaulting Party.  In no event shall the failure to meet any Quarterly Sales Forecast be deemed to be a default by TrueLogix in the performance of any of its duties or obligations set forth in this Agreement.

6.3       Bankruptcy.  Either Party may terminate this Agreement, effective immediately, by providing written notice to the other Party if: (a) the other Party shall be adjudged insolvent or bankrupt or shall institute proceedings seeking relief, reorganization or arrangement under any Applicable Law relating to insolvency; (b) an involuntary petition under any Applicable Law relating to insolvency shall have been filed against the other Party and the petition is not contested within ten (10) days or is not stayed or dismissed within sixty (60) days after the filing of the petition; (c) the other Party shall make an assignment for the benefit of its creditors; (d) a receiver, liquidator or custodian shall be appointed for all or a substantial part of the other Party’s assets; or (e) or the other Party’s business is liquidated, dissolved or wound up.  A Party with respect to which any of the foregoing occurs shall immediately provide written notice thereof to the other Party.

6.4       Termination by IET.  IET may terminate this Agreement, by providing not less than thirty (30) days’ prior written notice to TrueLogix, in the event:

a.  IET Sales Representatives collectively fail to sell Products, in two consecutive calendar quarters, at levels that meet or exceed the Quarterly Sales Forecasts agreed upon by IET and TrueLogix for such calendar quarters; provided, however, that IET shall be deemed to have irrevocably elected to not so terminate this Agreement as a result of such failure  if it fails to so terminate this Agreement within sixty (60) days after the last day of the second of such calendar quarters; provided, further, that the terms of this Section 6.4 again shall apply upon a subsequent failure of the IET Sales Representatives collectively to sell Products, in two consecutive calendar quarters, at levels that meet or exceed the Quarterly Sales Forecasts agreed upon by IET and TrueLogix for such calendar quarters;

b. Any two (2) of the three (3) individuals who are Managers of TrueLogix as of the Effective Date are removed or cease functioning as Managers of TrueLogix for any reason, or TrueLogix has delegated its duties under this Agreement to a third party without the written consent of IET;

c. Any IET competitor or any officer, director or employee of an IET competitor (as reasonably determined by IET) becomes an Affiliate, owner, officer, director or employee of, or a consultant to, TrueLogix; or

d. TrueLogix or substantially all of TrueLogix’s business is purchased or acquired by or merged into or with a third party that subsequently controls TrueLogix’s ownership interests.

TrueLogix shall immediately notify IET upon the occurrence of any of the events described in clauses (b) through (d) of this Section 6.4.

6.5       Effect of Termination.  Upon termination of this Agreement:

a. Unless otherwise agreed by IET and TrueLogix, all Sales Representative Agreements shall terminate; provided, however, that any and all terms of such Sales Representative Agreement that are intended to survive such termination shall survive in accordance with their terms.

b. Unless this Agreement is terminated by IET pursuant to the terms of Section 6.2, 6.4(b), 6.4(c) or 6.4(d), or by TrueLogix pursuant to the terms of Section 6.1, IET shall not, directly or indirectly for the period of one (1) year following such termination, without the prior written consent of TrueLogix (which consent may be withheld in TrueLogix’s sole discretion, or conditioned upon any set of terms or conditions determined by TrueLogix, in its sole discretion), approach, solicit or agree with any Prospective Sales Representative or IET Sales Representative to have such Prospective Sales Representative or IET Sales Representative represent, solicit sales of or sell any Product.

c. TrueLogix immediately shall cease all use of all Trademarks and the IET Content.

d. All payment obligations of the Parties relating to periods prior to termination of this Agreement shall survive such termination.  In addition, the obligations of each Party under ARTICLE 7, ARTICLE 8 and those provisions that, by their terms, are intended to survive termination of this Agreement shall so survive such termination.

ARTICLE 7– INDEMNIFICATION

7.1       Indemnification by IET.  IET shall be liable to and shall indemnify, defend and hold TrueLogix and its affiliates and their respective owners, officers (which shall include directors and managers, as relevant), employees and permitted assigns (collectively, the “Indemnified TrueLogix Parties”) harmless from and against any and all Losses that may be imposed on, incurred by or asserted against any Indemnified TrueLogix Party relating to or based upon: (a) any breach by IET of any of its obligations under this Agreement; (b) any action taken by IET in connection with the operation of its business, including, without limitation, the sale of any product or service by IET or the breach of any representation or warranty extended by IET to the purchaser of any product or service sold or provided by IET; or (c) any unlawful or wrongful act, omission or negligence by IET.

7.2       Indemnification by TrueLogix.  Subject to the limitations set forth below, TrueLogix shall be liable to and shall indemnify, defend and hold IET and its Affiliates and their respective owners, officers (which shall include directors and managers, as relevant), employees and permitted assigns (collectively, the “Indemnified IET Parties”) harmless from and against any and all Losses that may be imposed on, incurred by or asserted against any Indemnified IET Party relating to or based upon: (a) any breach by TrueLogix of any of its obligations under this Agreement except to the extent such breach arises out of or is caused by any breach by IET of any of its obligations under this Agreement, or is the result of TrueLogix following any instruction or request it receives from IET; or (b) any unlawful or wrongful act, omission or negligence by TrueLogix.  Notwithstanding the foregoing, in no event shall TrueLogix’s aggregate liability to IET under this Section 7.2 exceed the total amount paid by IET to TrueLogix pursuant to the terms of this Agreement through the date on which IET demands indemnification from TrueLogix pursuant to the terms of this Section 7.2, except for Losses suffered or incurred by IET that arise out of any criminal or intentionally wrongful act taken by TrueLogix (as to which there shall be no limit).

7.3       Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, LOST BUSINESS OPPORTUNITIES OR LOSS OF GOODWILL) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.  THE PARTIES HAVE AGREED THAT THESE LIMITATIONS WILL SURVIVE AND APPLY UNDER ALL CIRCUMSTANCES.

7.4       Indemnification Procedures.

a. If any event (an “Indemnification Event”) occurs in connection with which an entity (the “Indemnitee”) may seek indemnification from a Party obligated to provide indemnity pursuant to this ARTICLE 7 (the “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Party in writing.  The failure of any Indemnitee to give prompt notice to an Indemnifying Party as required herein shall not affect the obligation of the Indemnifying Party to provide indemnification hereunder, except that the monetary obligation of the Indemnifying Party shall be reduced by any damages suffered by it by reason of such non-timely notification.

b.   If any Indemnification Event involves the commencement of any third party action, suit or other proceeding, the Indemnifying Party shall assume the defense thereof, retaining counsel reasonably satisfactory to the Indemnitee and paying all expenses thereof.  The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnitee unless: (i) the Indemnifying Party has agreed specifically to pay such fees and expenses; (ii) the Indemnifying Party shall have failed to assume the defense of such proceeding or to employ counsel reasonably satisfactory to the Indemnitee; or (iii) the named parties to any such proceeding include both the Indemnitee and the Indemnifying Party, and the Indemnitee shall have been advised by reputable counsel that representation of the Indemnitee and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct because there may be one or more defenses available to the Indemnitee that are different from or in addition to those available to the Indemnifying Party (in which case, if the Indemnitee notifies the Indemnifying Party, in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such proceeding on behalf of the Indemnitee; it being understood, however, that the Indemnifying Party shall not, in connection with any one such proceeding, or separate but substantially similar or related proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel at any time for the Indemnitee, which counsel shall be designated in writing by the Indemnitee).  No settlement shall be made by an Indemnitee or an Indemnifying Party of a claim in respect of which indemnity may be sought hereunder without the prior written approval of the other, which approval shall not be unreasonably delayed, conditioned or withheld.

ARTICLE 8– MISCELLANEOUS PROVISIONS

8.1       Notices.  Any notices or other communications required or permitted by this Agreement shall be in writing and shall be delivered either by personal delivery, by a nationally recognized overnight courier service, by facsimile, electronic mail or other electronic means, by first class mail or by certified or registered mail, return receipt requested, addressed as follows:

If to IET, to:

Integrated Environmental Technologies, Ltd.
4235 Commerce Street
Little River, SC  29566
Attn:  President and Chief Executive Officer

and

Giordano, Halleran and Ciesla
125 Half Mile Road
Suite 300
Red Bank, NJ  07701-6777
Attn:  Paul T. Colella

If to TrueLogix, to:

TrueLogix, LLC
11778 South Election Road
Suite 260 MS 16
Draper, UT 84020

or to such other address as either Party shall have designated to the other by written notice given in the manner set forth above.  Notices and approvals required under this Agreement shall be deemed given: one day after sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile, electronic mail or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery where delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

8.2       Assignment and Transfer.  References in this Agreement to a Party shall include that Party’s successor, which shall include, without limitation, any person into which that Party may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation involving that Party (including an acquisition of all or substantially all of the business or assets of that Party), without the execution or filing of any paper or any further act or consent on the part of either of the Parties hereto.  Except as otherwise provided herein (including the exceptions in the preceding sentence), a Party shall not, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), assign this Agreement or its rights or obligations hereunder under any circumstance, either voluntarily or involuntarily, by operation of law or otherwise.  Any such attempted assignment in contravention of such prohibition shall be void from the date thereof.

8.3       Waiver.  Neither Party hereto shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is made in writing and signed by such Party.  Upon any such waiver of a past default, such default shall cease to exist.  No such waiver shall extend to any subsequent or other default or impair any right relating thereto except to the extent expressly so waived.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, and no waiver shall constitute a continuing waiver.  No course of dealing between the Parties, and no delay or forbearance in exercising any right hereunder, shall imply or otherwise operate as a waiver of any right of a Party.

8.4       Independent Contractor.   The Parties agree that TrueLogix is an independent contractor and not an agent or partner of IET.  Nothing in this Agreement shall create a partnership or joint venture between the Parties and neither Party shall enter into or have authority to enter into any agreement or make any representation or warranty on behalf of or otherwise bind or obligate the other.

8.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  This Agreement shall become effective as of the date specified in the opening paragraph, upon the execution by each of the Parties of at least one counterpart hereof, and it shall not be necessary that any single counterpart bear the signatures of all Parties.  Execution and delivery of this Agreement by exchange of facsimile or electronic copies bearing the facsimile or electronic signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.  Such facsimile or electronic copies shall constitute enforceable original documents.

8.6       Further Assurances.  The Parties agree that, upon request, they each shall do such further acts and deeds, and shall provide, execute, acknowledge, deliver and/or record such books and records and such other documents and instruments as may be reasonably requested by the other Party or necessary or appropriate from time to time to evidence, confirm or carry out the intent and purposes of this Agreement or to confirm compliance by a Party to the terms and conditions of this Agreement.

8.7       Severability.  If any one or more of the provisions contained in this Agreement shall in any jurisdiction be held or determined to be invalid, illegal or unenforceable for any reason, such provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law consistent with the intent of the Parties as herein expressed, and such invalidity shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect.

8.8       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, EXCLUSIVE OF ITS RULES REGARDING CONFLICTS OF LAWS.

8.9       No Third Party Beneficiaries.  This Agreement is for the exclusive benefit of the Parties, the Indemnified TrueLogix Parties and the Indemnified IET Parties, and no other person or entity shall have any right or claim against either Party by reason of this Agreement or shall be entitled to enforce any provision of this Agreement against either Party.

8.10 Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement between the Parties, and supersede all prior oral and written negotiations between the Parties, with respect to the subject matter hereof.  Except as otherwise specifically provided herein, no amendment, alteration, change or modification of this Agreement shall be effective unless set forth in a written document signed by the Parties.

8.11 Force Majeure.  Neither Party shall be liable for failing to perform, or for any delay in performing, its obligations under this Agreement when such failure or delay is due to force majeure, provided the Party claiming the existence of force majeure gives notice to the other Party within fourteen (14) days of the commencement or continuance of the circumstances that constitute such force majeure. The term “force majeure” shall include any cause or contingency beyond the control of the Party concerned.  Neither Party shall be relieved from performing any pending obligations under this Agreement when the existence of force majeure has been eliminated or terminated.

8.12 Arbitration.  The Parties agree that, in the event of a dispute between them arising out of, concerning or in any way relating to, this Agreement, including its interpretation, that cannot be settled by a good faith effort by the Parties to resolve such issue, such dispute will be submitted to binding arbitration under the Federal Arbitration Act as amended and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be held in Clark County, Nevada by a panel of three (3) arbitrators appointed pursuant to the AAA rules, and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

I.E.T., Inc.

By:           /s/  Thomas S. Gifford
Name:      Thomas S. Gifford
Title:        Executive Vice President and
 Chief Financial Officer

TrueLogix, LLC

By:            /s/  Howard B. Gee
Name:      Howard B. Gee
Title:        Manager

By:           /s/  Colby J. Sanders
Name:      Colby J. Sanders
Title:        Manager

EXHIBIT A

Sales Categories

1.           Baseline Sales Price is $[  ]* per gallon

a.           Conditions:  The sale is made under conditions that provide for a per-gallon “Baseline Sales Price” (as defined in the relevant IET Sales Representative Agreement) of [   ]* Dollars ($[   ]*).

b.           Fee Payable to TrueLogix:  That portion of each Monthly Service Fee payable to TrueLogix as a result of Product sales that fall into this Sales Category shall be calculated as follows:

i.           IET shall calculate the Commissionable Sales amount for the month to which such Monthly Service Fee relates.

ii.           IET shall calculate a per-gallon Commissionable Sales price by dividing such Commissionable Sales amount by the total number of Product gallons associated with the determination of such Commissionable Sales amount.

iii.           For each such gallon of Product, TrueLogix shall be entitled to:

i.           [   ]* Dollar ($[  ]*); plus

ii.           [  ]* Percent ([  ]*%) of the positive difference (if any) between:

(A)           The relevant per-gallon Commissionable Sales price, minus

(B)           The sum of:

(I)           $[   ]*, plus

(II)           The shipping costs (calculated on a per-gallon basis) incurred by IET in connection the sale of such gallon of Product, minus [  ]* Cents ($0.[   ]*) (which TrueLogix acknowledges and agrees shall never result in a negative number).

EXHIBIT B

Warrants to TrueLogix

Integrated will issue warrants to purchase 2,000,000 shares of Common Stock as follows:

1.	A warrant to purchase 750,000 shares of Common Stock will be issued to Colby J. Sanders.

2.	A warrant to purchase 750,000 shares of Common Stock will be issued to Patrick T. Lewis.

3.	A warrant to purchase 250,000 shares of Common Stock will be issued to Howard B. Gee.

4.	A warrant to purchase 250,000 shares of Common Stock will be issued to TrueLogix.

Each warrant will have an exercise price of $0.20 per share and will vest as follows:  30% of the shares underlying each warrant will vest on the last day of each month for a period of twelve (12) months commencing January 31, 2012;  30% of the shares underlying each warrant will vest upon IET receiving at least $7,000,000 on cumulative Net Sales of Product generated by IET Sales Representatives; and 40% of the shares underlying each warrant will vest upon IET receiving at least $12,000,000 on cumulative Net Sales of Product generated by IET Sales Representatives.

Each warrant will have a term of three (3) years and will contain standard anti-dilution and other provisions.  Messrs. Sanders, Lewis and Gee will be required to maintain their principal roles in TrueLogix during the vesting period and TrueLogix will be required to be in compliance with the Agreement during the vesting period in order for their respective warrants to vest.

It is contemplated that Integrated will issue additional warrants to purchase Common Stock to TrueLogix and/or its employees or principals.  The number of shares underlying any additional warrant issuances will be determined in good faith during IET’s annual review of TrueLogix (which shall occur during each November or December during the Term), will be based upon IET’s and TrueLogix’s performance in the preceding year, will vest based upon performance objectives mutually agreed upon in good faith by IET and TrueLogix and will contain an exercise price equal to the per share fair market value of Common Stock on the date of issuance.

SCHEDULE 1

Trademarks

IET currently utilizes the following trademarks:

1.	EcaFlo® Anolyte

2.	EcaFlo® Catholyte

3.	EcaFlo®

IET may adopt additional trademarks from time to time.